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EXHIBIT 10.19

SECOND AMENDMENT (2004-1) TO THE
AMPHENOL CORPORATION
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

        Pursuant to Section 5.1 of the Amphenol Corporation Supplemental Employee Retirement Plan (the "Plan"), the Plan is hereby amended, effective January 1, 2004, as follows:

  1.
  Section 2.1 is amended by the addition of the following new sentence at the end thereof:

  Any employee of the Company shall only become a Participant eligible for a benefit determined pursuant to Section 3.2(a)(iii) upon such employee being designated in writing by the Pension Committee as a Participant with respect to that portion of the Plan.

  2.
  Section 3.2 is amended and restated in its entirety as follows:

        3.2   Retirement Benefits. The Supplemental Retirement Plan Benefit payable to a Participant as of the Retirement Date shall be an annual benefit, payable in the Normal Form provided under the Basic Retirement Plan, equal to (a) less (b) determined as follows:

          (a)   is the annual benefit which is derived from Employer and Employee contributions, if any, payable to the Participant or Participant's Surviving Spouse or other applicable beneficiary, if any, under the Basic Retirement Plan as of the Participant's applicable Retirement Date, such benefit to be calculated:

      (i)
      as if the compensation limitation imposed to determine benefits by Section 401(a)(17) of the Code was $500,000;

      (ii)
      without regard to any limitations under Code Section 415; and

      (iii)
      for a Participant who receives a portion of his or her remuneration from the Employer or a Participating Employer under the Basic Retirement Plan and a portion from a Foreign Subsidiary (that is not a Participating Employer in the Basic Retirement Plan), effective January 1, 2004, as if the definition of compensation under the Basic Retirement Plan includes compensation paid by such Foreign Subsidiary; provided, however, that such Participant is not eligible to participate in a plan of deferred compensation provided by such Foreign Subsidiary, or any person or corporation other than the Employer, with respect to such remuneration; and

          (b)   is the annual benefit which is derived from Employer and Employee contributions, if any, and which is payable to the Participant or the Participant's Surviving Spouse or other applicable beneficiary, if any, under the Basic Retirement Plan as of the Participant's applicable Retirement Date.

        A Participant's, or a Participant's Surviving Spouse or other beneficiary's, Supplemental Retirement Plan Benefit under this Plan shall consist of such Supplemental Retirement Plan Benefit payable as a result of an excess existing when the Participant's retirement benefit under the Basic Retirement Plan, determined as set forth in (a) above, exceeds the Participant's retirement benefit under the Basic Retirement Plan. No benefit shall be payable under this Plan to a Participant or Surviving Spouse, or other beneficiary unless a benefit is payable to such Participant, Surviving Spouse or beneficiary under the Basic Retirement Plan. The calculation of the Supplemental Retirement Plan Benefit shall be done by Amphenol in consultation with the consulting actuary for the Company's Basic Retirement Plans. The benefits so determined and the interpretation of Amphenol based upon such actuarial input shall be final and binding on the Company, the Participant and the Participant's Surviving Spouse or other applicable beneficiary, if any.

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  EXHIBIT 10.19
SECOND AMENDMENT (2004-1) TO THE AMPHENOL CORPORATION SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN